UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 15, 2016
Date of Report
(Date of earliest event reported)

MSB Financial Corp.
(Exact name of Registrant as specified in its Charter)

Maryland	001-37506	34-1981437
(State or other jurisdiction of incorporation)	(SEC Commission File No.)	(IRS Employer Identification Number)

1902 Long Hill Road, Millington, New Jersey	07946-0417
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(908) 647-4000

Not Applicable
(Former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

INFORMATION TO BE INCLUDED IN REPORT

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 (d) On December 15, 2016, the Boards of Directors of MSB Financial Corp. (the "Registrant") and its wholly-owned subsidiary Millington Bank appointed H. Gary Gabriel to their respective Boards to fill the vacancy created by the retirement of Ferdinand Rossi.  His term of office will commence on January 1, 2017.  He has been appointed to the class of directors, the term of which expires at the 2017 Annual Meeting. It is expected that Mr. Gabriel will be appointed to the Compensation Committee of the Registrant.   Mr. Gabriel serves as Executive Managing Director of the Metropolitan Area Capital Markets Group in Cushman & Wakefield's East Rutherford, New Jersey office where he is responsible for managing, underwriting and marketing investment properties for sale in the suburban markets surrounding New York City. He has been with Cushman & Wakefield since 1994.  Prior to joining Cushman & Wakefield, Mr. Gabriel served as an associate with the Edward S. Gordon Company and, prior to that, he was employed by the Broadway Bank and Trust Company and Midlantic Bank. As an officer at both banks, his primary responsibility was the restructure and collection of non-performing real estate loans. There are no transactions between Mr. Gabriel on the one hand and the Registrant or Millington Bank on the other of the type required to be disclosed by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MSB FINANCIAL CORP.
	By:	/s/ Michael A. Shriner
Date: December 16, 2016		Michael A. Shriner President and Chief Executive Officer